EXHIBIT 3.1

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

OF

ASPEN GROUP, INC.

Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, Aspen Group, Inc., a Delaware Corporation (the "Corporation"), in order to amend its Certificate of Incorporation, as amended, hereby certifies as follows:

FIRST: The name of the Corporation is Aspen Group, Inc.

SECOND: That the Board of Directors of the Corporation adopted resolutions setting forth a proposed amendment to the Corporation's Certificate of Incorporation, as amended, declaring said amendment to be advisable and in the best interests of the Corporation and its shareholders, and calling a meeting of the shareholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Board has determined it to be advisable and in the best interests of the Company and its shareholders to amend Section 4 of the Certificate of Incorporation, as amended, of the Company (the "Certificate of Incorporation") by replacing the first sentence of said Section with the following sentence:

The total number of shares of stock of all classes and series the Company shall have authority to issue is 61,000,000 shares consisting of (i) 60,000,000 shares of Common Stock, par value of $0.001 per share and (ii) 1,000,000 shares of Preferred Stock, par value $0.001 with such rights, preferences and limitations as may be set from time to time by resolution of the board of directors and the filing of a certificate of designation as required by the Delaware General Corporation Law.

THIRD: That thereafter, pursuant to resolution of the Board of Directors, a special meeting of the shareholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 6th day of July 2022.

ASPEN GROUP, INC.

By:
Michael Mathews
Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:14 PM 07/06/2022
FILED 02:14 PM 07/06/2022
SR 20222916411 - File Number 5107517